Exhibit 99.1
VICTORIA’S SECRET & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE ABOVE GUIDANCE

COMPLETES $250 MILLION ACCELERATED SHARE REPURCHASE PROGRAM

ANNOUNCES NEW $250 MILLION SHARE REPURCHASE PROGRAM

PROVIDES INITIAL 2022 GUIDANCE

Reynoldsburg, Ohio (March 2, 2022)—Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”) (NYSE: VSCO) today reported 2021 financial results for the fourth quarter and full year ended January 29, 2022.

Fourth Quarter Results
The Company reported net income of $246.1 million, or diluted earnings per share of $2.70 in the fourth quarter of 2021, which compares favorably to previously communicated guidance of $2.35 to $2.65 per diluted share. This result compares to net income of $282.4 million, or earnings per share of $3.20 for the fourth quarter of 2020.

Fourth quarter 2021 operating income was $333.2 million, which was consistent with the high end of previously communicated guidance of $295 million to $335 million and compares to $387.9 million in the fourth quarter of 2020. The decrease in operating income reflects incremental supply chain cost pressures and anniversarying last year’s federal stimulus benefits.

The Company reported net sales of $2.175 billion for the fourth quarter of 2021, an increase of 4% compared to net sales of $2.100 billion in the prior year fourth quarter. This result was slightly above the previously communicated guidance of sales in the range of flat to up 3%. Total comparable sales for the fourth quarter of 2021 increased 1% compared to the fourth quarter of 2020.

Commenting on the Company’s performance, CEO Martin Waters said, “I am pleased with our fourth quarter performance in a challenging retail environment. Our associates across the globe focused on execution and delivered upon all of our financial expectations while continuing to transform our brand, enhance our customer experience, and strengthen our dominant merchandise positioning in the intimates category.”

Martin continued, “2021 was a milestone year for our Company, our first as a public company. I am pleased that we delivered on our major objectives and I would like to thank all of our associates, supplier partners, Board of Directors, and shareholders for your support. We are keenly aware 2022 will present continued challenges for retailers in this inflationary environment. However, we have a very resilient, dedicated team and strategy prepared to meet these challenges head-on by focusing on the customer journey, being ‘best at bras’, prioritizing people and planet, and launching new initiatives for future growth.”

Full Year Results
The Company reported net income of $646.4 million, or diluted earnings per share of $7.18 for the full year 2021. This result compares to a net loss of $72.3 million, or loss per share of $0.82 and adjusted net income of $43.0 million, or adjusted earnings per share of $0.49 for the full year 2020.

Full year 2021 operating income was $869.5 million compared to an operating loss of $101.5 million and adjusted operating income of $97.5 million in 2020. Full year 2021 operating income dollar growth over adjusted operating income in 2020 was driven by solid total sales growth of 25% and adjusted gross margin dollar growth of 58%.

The Company reported net sales of $6.785 billion for the full year 2021, an increase of 25% compared to net sales of $5.413 billion for 2020. Total comparable sales for the full year 2021 increased 3% compared to 2020.

Capital Allocation
On December 29, 2021, the Company announced an accelerated share repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $250 million of the Company’s common stock. Under the terms of the ASR, the Company made a payment of $250 million to Goldman Sachs and received an initial delivery of approximately 4.1 million shares of the Company’s common stock on December 31, 2021, with the final number of shares repurchased based on the volume-weighted average price of the Company’s common stock during the term of the ASR, less a discount. The ASR period ended on February 23, 2022 and the Company received an additional 0.3 million shares as final settlement of the agreement. In total for the ASR, the Company repurchased 4.4 million shares at an average price of $56.39 per share.

The Company also announced today that its Board of Directors approved a new share repurchase program ("March 2022 Share Repurchase Program"), providing for the repurchase of up to $250 million of the Company's common stock. The $250 million authorization is expected to be utilized to repurchase shares in the open market, subject to market conditions and other factors. Shares acquired through the March 2022 Share Repurchase Program will be available to meet obligations under equity compensation plans and for general corporate purposes. The March 2022 Share Repurchase Program will continue until exhausted, but no later than January 28, 2023.

First Quarter and Full Year 2022 Outlook
The Company is forecasting first quarter 2022 sales to be in the range of $1.425 billion to $1.495 billion versus first quarter 2021 sales of $1.554 billion. At this forecasted level of sales, operating income is expected to be in the range of $80 million to $110 million compared to $225.7 million in 2021, with the decrease predominantly due to incremental supply chain cost pressures this year and anniversarying federal stimulus benefits which drove higher sales and operating income last year. At this forecasted level of operating income, diluted earnings per share are estimated to be in the range of $0.70 to $0.95 compared to earnings per diluted share of $1.97 last year.

The Company is forecasting full year 2022 sales to be in the range of flat to up low-single digits versus 2021 sales of $6.785 billion. At this level of sales, the Company estimates operating income to be directionally in line with 2021 operating income of $869.5 million.

Victoria’s Secret & Co. will conduct its fourth quarter earnings call at 8:00 a.m. Eastern on Thursday, March 3, 2022. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); conference ID 5358727. For an audio replay, call 1-888-566-0401 (international replay number: 1-203-369-3040); conference ID 226791 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the investor relations section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret
Victoria’s Secret is the world’s largest intimates specialty retailer offering a wide assortment of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. With nearly 1,400 retail stores worldwide and a predominately female workforce of more than 30,000, Victoria’s Secret boasts the largest team of specialty trained bra fit experts worldwide. Victoria’s Secret is committed to inspiring women around the world with products and experiences that uplift and champion them and their journey while creating lifelong relationships and advocating for positive change.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our Company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our company or our management:
•the spin-off from Bath & Body Works, Inc. (f/k/a L Brands, Inc.) may not be tax-free for U.S. federal income tax purposes;
•a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of Victoria’s Secret or that Victoria’s Secret does not realize all of the expected benefits of the spin-off;
•general economic conditions, inflation, consumer confidence, consumer spending patterns and market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•the novel coronavirus (COVID-19) global pandemic has had and is expected to continue to have an adverse effect on our business and results of operations;
•the seasonality of our business;
•divestitures or other dispositions and related operations and contingent liabilities from such businesses;
•difficulties arising from turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;

•the dependence on mall traffic and the availability of suitable store locations on appropriate terms;
•our ability to grow through new store openings and existing store remodels and expansions;
•our ability to successfully operate and expand internationally and related risks;
•our independent franchise, license and wholesale partners;
•our direct channel businesses;
•our ability to protect our reputation and our brand images;
•our ability to attract customers with marketing, advertising and promotional programs;
•our ability to maintain, enforce and protect our trade names, trademarks and patents;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;
•our ability to source, distribute and sell goods and materials on a global basis, including risks related to:
◦political instability, environmental hazards or natural disasters;
◦significant health hazards or pandemics, which could result in closed factories, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas;
◦duties, taxes and other charges;
◦legal and regulatory matters;
◦volatility in currency exchange rates;
◦local business practices and political issues;
◦delays or disruptions in shipping and transportation and related pricing impacts;
◦disruption due to labor disputes; and
◦changing expectations regarding product safety due to new legislation;
•our geographic concentration of vendor and distribution facilities in central Ohio;
•fluctuations in foreign currency exchange rates;
•the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in product input costs, including those caused by inflation;
•our ability to adequately protect our assets from loss and theft;
•fluctuations in energy costs, including those caused by inflation;
•increases in the costs of mailing, paper, printing or other order fulfillment logistics;
•claims arising from our self-insurance;
•our and our third-party service providers' ability to implement and maintain information technology systems and to protect associated data;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•our ability to pay dividends and related effects;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to service or refinance our debt and maintain compliance with our restrictive covenants;
•our ability to comply with laws, regulations and technology platform rules or other obligations related to data privacy and security;
•our ability to comply with regulatory requirements;
•legal and compliance matters; and
•tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. More information on potential factors that could affect Victoria’s Secret results is included in Victoria’s Secret Registration Statement on Form 10 and the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For further information, please contact:

Victoria's Secret & Co.:

Investor Relations:	Media Relations:
Jason Ware	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Victoria's Secret & Co.
Fourth Quarter 2021

Total Sales (Millions):

	Fourth Quarter	Fourth Quarter	% Inc/ (Dec)	Fourth Quarter	Fourth Quarter	% Inc/ (Dec)
	2021	2020		2021	2019
Stores - North America	$1,304.1	$1,162.3	12.2%	$1,304.1	$1,649.3	(20.9%)
Direct	718.3	831.1	(13.6%)	718.3	626.5	14.6%
International[1]	153.0	106.3	43.9%	153.0	200.4	(23.6%)
Total	$2,175.4	$2,099.7	3.6%	$2,175.4	$2,476.2	(12.1%)

1 - Results include Greater China, royalties associated with franchised stores, wholesale sales, and company-operated stores in the U.K. (pre-joint venture).

Total Sales (Millions):

	Full Year	Full Year	% Inc/ (Dec)	Full Year	Full Year	% Inc/ (Dec)
	2021	2020		2021	2019
Stores - North America	$4,194.1	$2,795.1	50.1%	$4,194.1	$5,111.5	(17.9%)
Direct	2,114.3	2,222.7	(4.9%)	2,114.3	1,693.0	24.9%
International[1]	476.2	395.0	20.5%	476.2	704.3	(32.4%)
Total	$6,784.6	$5,412.8	25.3%	$6,784.6	$7,508.8	(9.6%)

1 - Results include Greater China, royalties associated with franchised stores, wholesale sales, and company-operated stores in the U.K. (pre-joint venture).

Comparable Sales Increase (Decrease):

	Fourth Quarter	Fourth Quarter	Full Year	Full Year
	2021	2020	2021	2020
Stores and Direct[1]	1%	(3%)	3%	1%
Stores Only[2]	12%	(18%)	10%	(15%)

NOTE: Stores are excluded from the comparable sales calculation when they have been closed for four consecutive days or more. Therefore, comparable sales results exclude periods of time that stores were closed for four consecutive days or more as a result of the COVID-19 pandemic. Refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S., Canada, the U.K. (pre-joint venture) and Greater China and direct sales.
2 - Results include company-operated stores in the U.S., Canada, the U.K. (pre-joint venture) and Greater China.

Total Company-Operated Stores:

	Stores at			Stores at
	1/30/21	Opened	Closed	1/29/22
U.S.	846	—	(38)	808
Canada	25	1	—	26
Greater China - Beauty & Accessories	36	2	(3)	35
Greater China - Full Assortment	26	4	—	30
Total	933	7	(41)	899

Total Partner-Operated Stores:

	Stores at			Stores at
	1/30/21	Opened	Closed	1/29/22
Beauty & Accessories	338	16	(19)	335
Full Assortment	120	8	—	128
Total	458	24	(19)	463

VICTORIA'S SECRET & CO.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED JANUARY 29, 2022 AND JANUARY 30, 2021
(Unaudited)
(In thousands except per share amounts)
	2021	2020
Net Sales	$2,175,432	$2,099,749
Costs of Goods Sold, Buying and Occupancy	(1,322,187)	(1,199,166)
Gross Profit	853,245	900,583
General, Administrative and Store Operating Expenses	(520,039)	(512,703)
Operating Income	333,206	387,880
Interest Expense	(11,765)	(1,047)
Other Income	1,470	1,817
Income Before Income Taxes	322,911	388,650
Provision for Income Taxes	76,859	106,277
Net Income	$246,052	$282,373

Net Income Per Diluted Share	$2.70	$3.20

Weighted Average Shares Outstanding[1]	91,100	88,303

1 - Reported Weighted Average Shares Outstanding reflects diluted shares in the fourth quarter of 2021. For periods prior to the separation in the third quarter of 2021, basic shares at the separation date are being utilized for the calculation of basic and diluted net income per share.

VICTORIA'S SECRET & CO.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS)
FIFTY-TWO WEEKS ENDED JANUARY 29, 2022 AND JANUARY 30, 2021
(Unaudited)
(In thousands except per share amounts)
	2021	2020
Net Sales	$6,784,633	$5,412,789
Costs of Goods Sold, Buying and Occupancy	(4,024,595)	(3,842,046)
Gross Profit	2,760,038	1,570,743
General, Administrative and Store Operating Expenses	(1,890,501)	(1,672,218)
Operating Income (Loss)	869,537	(101,475)
Interest Expense	(27,424)	(6,005)
Other Income	1,005	1,452
Income (Loss) Before Income Taxes	843,118	(106,028)
Provision (Benefit) for Income Taxes	196,737	(33,712)
Net Income (Loss)	$646,381	$(72,316)

Net Income (Loss) Per Diluted Share	$7.18	$(0.82)

Weighted Average Shares Outstanding[1]	90,039	88,303

1 - Reported Weighted Average Shares Outstanding reflects diluted shares in the third and fourth quarter of 2021. For periods prior to the separation in the third quarter of 2021, basic shares at the separation date are being utilized for the calculation of basic and diluted net income (loss) per share.

VICTORIA'S SECRET & CO.
ADJUSTED FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

The Adjusted Financial Information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company's definition of adjusted income information may differ from similarly titled measures used by other companies. Management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company because the adjusted items are not indicative of our ongoing operations due to their size and nature. Additionally, management uses adjusted financial information as key performance measures of results of operations for the purpose of evaluating performance internally. The Adjusted Financial Information should be read in conjunction with the Company's historical financial statements and notes thereto contained in the Company's Registration Statement on Form 10 and the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

	Fourth Quarter		Full Year
	2021	2020	2021	2020
Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income
Reported Operating Income (Loss) - GAAP	$333,206	$387,880	$869,537	$(101,475)
Asset Impairments (a)	—	—	—	213,953
Restructuring Charges (b)	—	—	—	51,236
Hong Kong Store Closure and Lease Termination (c)	—	—	—	(36,287)
Establishment of Victoria's Secret U.K. and Ireland Joint Venture (d)	—	—	—	(29,918)
Adjusted Operating Income	$333,206	$387,880	$869,537	$97,509

Reconciliation of Reported Net Income (Loss) to Adjusted Net Income
Reported Net Income (Loss) - GAAP	$246,052	$282,373	$646,381	$(72,316)
Asset Impairments (a)	—	—	—	213,953
Restructuring Charges (b)	—	—	—	51,236
Hong Kong Store Closure and Lease Termination (c)	—	—	—	(36,287)
Establishment of Victoria's Secret U.K. and Ireland Joint Venture (d)	—	—	—	(29,918)
Tax Effect of Adjusted Items	—	—	—	(39,992)
Tax Benefit Related to a Tax Matter Associated with Foreign Investments (e)	—	—	—	(43,629)
Adjusted Net Income	$246,052	$282,373	$646,381	$43,047

Reconciliation of Reported Net Income (Loss) Per Diluted Share to Adjusted Net Income Per Diluted Share
Reported Net Income (Loss) Per Diluted Share - GAAP	$2.70	$3.20	$7.18	$(0.82)
Asset Impairments (a)	—	—	—	1.93
Restructuring Charges (b)	—	—	—	0.46
Hong Kong Store Closure and Lease Termination (c)	—	—	—	(0.28)
Establishment of Victoria's Secret U.K. and Ireland Joint Venture (d)	—	—	—	(0.31)
Tax Benefit Related to a Tax Matter Associated with Foreign Investments (e)	—	—	—	(0.49)
Adjusted Net Income Per Diluted Share	$2.70	$3.20	$7.18	$0.49
(a) In the second quarter of 2020, we recognized a $117.1 million charge ($98.7 million net of tax of $18.5 million), included in buying and occupancy expenses, related to the impairment of certain lease and store assets. In the first quarter of 2020, we recognized a $96.8 million charge ($72.0 million net of tax of $24.8 million), included in buying and occupancy expenses, related to the impairment of certain store assets.
(b) In the second quarter of 2020, we recognized a $51.2 million charge ($40.2 million net of tax of $11.0 million), included in general, administrative and store operating expenses, related to restructuring activities.
(c) In the second quarter of 2020, we recognized a $36.3 million gain ($24.7 million net of tax of $11.6 million), principally included in buying and occupancy expenses, related to the closure and termination of our lease and the related liability for the Hong Kong flagship store.
(d) In the third quarter of 2020, we recognized a $29.9 million pre-tax gain ($27.2 million net of tax of $2.7 million), included in general, administrative and store operating expenses, related to the establishment of a joint venture for the U.K. and Ireland business with Next PLC.
(e) In the third quarter of 2020, we recognized a $43.6 million tax benefit related to a tax matter associated with foreign investments.